Exhibit 99.1

Falcon’s Beyond Appoints Iraida Que De Vera to Board of Directors

Orlando, FL (February  17, 2026) — Falcon’s Beyond Global, Inc. (Nasdaq: FBYD) (“Falcon’s Beyond”, “Falcon’s”, or the “Company”), a visionary leader in innovative and immersive storytelling today announced the appointment of Iraida Que De Vera to the Company’s Board of Directors.

Iraida Que De Vera is the Founder and CEO of Amor Maximus, a private family office and strategic advisory platform focused on real estate, capital stewardship, and multigenerational legacy planning.  Iraida Que De Vera has built a decades-long career as a top-producing real estate broker, successfully navigating multiple international markets including Las Vegas, Vancouver, Milan, Manila, and various areas in California, to name a few. In her senior roles, she has supported cross-border expansion of diversified business portfolios across the United States and Asia.

“Iraida Que brings a remarkable blend of real estate insight and global development expertise to our board,” said Cecil D. Magpuri, CEO of Falcon’s Beyond. “Her experience guiding complex projects across the U.S. and Asia and her genuine passion for creating meaningful experiences will be invaluable. We’re truly excited to welcome her to the board.”

“I am honored to join the Falcon’s Beyond Board of Directors at such an exciting moment for the Company,” said Iraida Que De Vera. “Falcon’s is redefining how immersive experiences and destinations come together to create lasting value for families, communities, and partners. I look forward to supporting the Company’s bold vision and contributing to its continued success as a member of the Board of Directors.”

About Falcon’s Beyond

Falcon’s Beyond is a visionary innovator in immersive storytelling, sitting at the intersection of three potential high growth business opportunities: content, technology, and experiences. Falcon’s Beyond propels intellectual property (IP) activations concurrently across physical and digital experiences through three core business units:

Falcon’s Creative Group creates master plans, designs attractions and experiential entertainment, and produces content, interactives, and software.

Falcon’s Beyond Destinations develops a diverse range of entertainment experiences using both Falcon’s Beyond owned and third party licensed intellectual property, spanning location-based entertainment, dining, and retail.

Falcon’s Beyond Brands endeavors to bring brands and intellectual property to life through animation, movies, licensing and merchandising, gaming as well as ride and technology sales.

Falcon’s Beyond also invents immersive rides, attractions, and technologies for entertainment destinations around the world.

FALCON’S BEYOND and its related trademarks are owned by Falcon’s Beyond.

Falcon’s is headquartered in Orlando, Fla. Learn more at falconsbeyond.com.

Contact:

Media Relations:
Toni Caracciolo
tcaracciolo@falconsbeyond.com